UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 6, 2012

Interleukin Genetics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32715	94-3123681
(Commission File Number)	(IRS Employer Identification No.)

135 Beaver Street Waltham, MA	02452
(Address of Principal Executive Offices)	(Zip Code)

(781) 398-0700

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On August 7, 2012, at the 2012 Annual Meeting of Shareholders (the “Annual Meeting”) of Interleukin Genetics, Inc. (the “Company”), the shareholders approved the Company’s 2012 Employee Stock Purchase Plan (the “Purchase Plan”), as described under Proposal 3 of Item 5.07 below. The Purchase Plan provides eligible employees with the opportunity to purchase up to 750,000 shares of the Company’s common stock, at a discount, on a tax-favored basis through payroll deductions in compliance with Section 423 of the Internal Revenue Code of 1986, as amended. The Purchase Plan replaces the Company’s outstanding Employee Stock Purchase Plan which was terminated as almost all shares thereunder had been issued as of March 31, 2012.  A description of the terms and conditions of the Purchase Plan is set forth in the Company’s definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on June 22, 2012 under the heading “Proposal 3: Approval of the 2012 Employee Stock Purchase Plan,” and is incorporated herein by reference. Such description is qualified in its entirety by reference to the actual terms of the Purchase Plan, a copy of which is filed as Exhibit 10.1 to this Form 8-K.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 9, 2012, the Company filed a certificate of amendment with the Delaware Secretary of State to increase the number of the Company’s authorized shares of common stock from 100,000,000 shares to 150,000,000 shares. The certificate of amendment became effective upon filing. A copy of the certificate of amendment is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Company held its Annual Meeting on August 7, 2012.  Holders of 32,450,326 shares of the Company’s common stock and 5,000,000 shares of the Company’s Series A preferred stock (the “Preferred Stock”) were present in person or by proxy.  Each share of the Preferred Stock is convertible into approximately 5.63 shares of the Company’s common stock and is entitled to one vote for each share of common stock into which it is convertible.  Accordingly, shares representing 93.35% of the aggregate voting power were present in person or by proxy at the Annual Meeting.  The following are the results of the three proposals voted on at the Annual Meeting:

Proposal 1:  Mary E. Chowning was elected to serve as a Class III director for a three-year term expiring at the Company’s 2015 annual meeting of shareholders.  The following chart shows the number of votes cast for the election of Ms. Chowning, as well as the number of votes withheld:

	For	Withheld
Common Stock	10,116,593	647,019
Preferred Stock	5,000,000	0

In addition, there were 21,686,714 broker non-votes on Proposal 1.

Proposal 2:  The appointment of Grant Thornton LLP as the Company’s independent public accounting firm for the fiscal year ending December 31, 2012 was ratified by the shareholders.  The following chart shows the number of votes cast for and against this proposal, as well as the number of votes that abstained:

	For	Against	Abstain
Common Stock	31,009,230	76,038	1,365,058
Preferred Stock	5,000,000	0	0

Proposal 3:  The proposal to approve the Company’s 2012 Employee Stock Purchase Plan was approved by the shareholders.  The following chart shows the number of votes cast for and against this proposal, as well as the number of votes that abstained:

	For	Against	Abstain
Common Stock	10,303,314	246,100	214,198
Preferred Stock	5,000,000	0	0

In addition, there were 21,686,714 broker non-votes on Proposal 3.

Proposal 4:  The proposal to increase the number of the authorized shares of the Company’s common stock from 100,000,000 shares to 150,000,000 shares was approved by the shareholders.  The following chart shows the number of votes cast for and against this proposal, as well as the number of votes that abstained:

	For	Against	Abstain
Common Stock	29,116,875	2,889,244	444,207
Preferred Stock	5,000,000	0	0

Item 8.01	Other Events.

On August 6, 2012, the Company issued a press release announcing the preliminary, top line results that the Company has received from the Periodontal Disease Prevention Study (PDPS) being conducted by the University of Michigan School of Dentistry. The preliminary results indicate that in Low Risk patients, there was no significant difference between two dental preventive visits per year and one preventive visit per year in reducing the percentage of patients who had tooth extractions over the 16 year monitoring period; 13.8% versus 16.4% (p=0.092 ns). In addition, the preliminary results indicate that in High Risk patients, two preventive visits per year significantly reduced the percentage of patients who had extractions over a 16 year monitoring period compared to one preventive visit per year; 16.9% vs. 22.1% (p=0.002). There was also a positive relationship between number of risk factors and the percentage of patients with extractions (p<0.001). The Low Risk population (approximately 47% of the study) was defined as non-smokers, genetically negative per the Company’s PST test and no history of diabetes. High Risk patients were defined as having one or more risk factors, i.e. PST positive, diabetes or smoking.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

3.1	Certificate of Amendment filed with the Delaware Secretary of State on August 9, 2012.
10.1+	Interleukin Genetics, Inc. 2012 Employee Stock Purchase Plan (incorporated by reference to Exhibit A of the Definitive Proxy Statement of Interleukin Genetics, Inc. filed on June 22, 2012).
99.1	Press Release dated August 6, 2012.

(+) Management contract or compensatory plan arrangement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERLEUKIN GENETICS, INC.

Date: August 9, 2012	/s/ Eliot M. Lurier
Eliot M. Lurier Chief Financial Officer